Exhibit 10.14

INGERSOLL-RAND COMPANY

SUPPLEMENTAL EMPLOYEE SAVINGS PLAN II

Effective January 1, 2005 and Amended and

Restated through July 1, 2009

INTRODUCTION

Ingersoll-Rand Company (the “Company”) established the Ingersoll-Rand Company Employee Savings Plan (the “Qualified Savings Plan”) effective January 1, 2003 for employees employed by the Company and certain subsidiaries and affiliates of the Company (the “Employees”), under which benefits do not reflect compensation of Employees in excess of the limitation imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) or compensation deferred under the IR Executive Deferred Compensation Plan II (the “Deferral Plan”). The Qualified Savings Plan is a continuation of the Ingersoll-Rand Company Savings and Stock Investment Plan.

The purpose of this Ingersoll-Rand Company Supplemental Employee Savings Plan II (the “Supplemental Savings Plan II”) is to provide a vehicle under which Employees can be paid benefits that are supplemental to benefits payable under the Qualified Savings Plan with respect to compensation that is not taken into account under the Qualified Savings Plan.

The Supplemental Savings Plan II is a continuation of the amended and restated Ingersoll-Rand Company Supplemental Employee Savings Plan (the “Predecessor Plan”), which was formerly known as the Ingersoll-Rand Company Supplemental Savings and Stock Investment Plan. The Company has frozen the Predecessor Plan with respect to all deferrals to the extent such deferrals would be subject to Section 409A of the Code.

The Company now hereby adopts this Supplemental Savings Plan II, effective January 1, 2005, to provide for deferrals of amounts subject to Section 409A of the Code on substantially the same terms as those provided under the Predecessor Plan to the extent such terms are not inconsistent with Section 409A of the Code. The Supplemental Savings Plan II shall apply to amounts credited to Employees accounts hereunder (including earnings on such amounts) with respect to compensation earned after December 31, 2004 that, pursuant to the effective date rules of Section 885(d) of the American Jobs Creation Act of 2004 and Treasury Regulations section 1.409A-6(a) are subject to Section 409A of the Code.

It is intended that this Supplemental Savings Plan II be treated as “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of the Employee Retirement Income Security Act of 1974, as amended. To the extent that Section 409A of the Code applies to the Supplemental Savings Plan II, the terms of the Supplemental Savings Plan II are intended to comply with Section 409A of the Code and any regulations or other administrative guidance issued thereunder, and such terms shall be interpreted and administered in accordance therewith.

Unless otherwise indicated herein, capitalized terms shall have the same meanings that they have under the Qualified Savings Plan.

SECTION 1

PARTICIPATION

1.1	Participation. An Employee shall participate under this Supplemental Savings Plan II if a Supplemental Company Contribution is creditable to the Employee’s Account under Section 2.2 with respect to compensation earned for any year commencing after December 31, 2004.

SECTION 2

ACCOUNTS/SUPPLEMENTAL BENEFITS

2.1	Accounts. The Company shall establish on its books an account for each Employee who participates in this Supplemental Savings Plan II (each an “Employee Account”). Such Employee Accounts shall be credited with Supplemental Company Contributions in accordance with Sections 2.2 and 2.3 hereof.

2.2	Company Contributions. An Employee shall be entitled to receive a Supplemental Company Contribution (credited as provided in Section 2.3) for any year commencing after December 31, 2004 in which the Employee’s Compensation for the year exceeds the limitation provided under Section 401(a)(17) of the Code and/or did not reflect compensation deferred under the Deferral Plan. The amount of Supplemental Company Contributions credited to the Employee Account for any such year shall equal (a) the Company Matching Contributions for such year, calculated as if the limitations described above did not apply, less (b) the Company Matching Contributions made with respect to the Employee under the Qualified Savings Plan.

2.3	Common Stock Units.

(a)	For purposes hereof, the following terms shall have the meanings set forth below:

(i)	“Common Stock” means the ordinary shares, par value $1.00 per share, of Ingersoll-Rand plc, an Irish company.

(ii)	“Common Stock Unit” means the right to receive dividends in respect of the Common Stock and the right to receive the Fair Market Value of a Unit.

(iii)	“Fair Market Value of a Unit” means the fair market value of one unit of Common Stock as determined under the recordkeeping procedures established for the Company Stock Fund under the Qualified Savings Plan.

(b)	All Supplemental Company Contributions shall be made by crediting to the Employee Account of each Employee eligible to participate in this Supplemental Savings Plan II such number of Common Stock Units as will equal (i) the amount of Supplemental Company Contributions to which such Employee is entitled pursuant to Section 2.2, divided by (ii) the Fair Market Value of a Unit on the date such Supplemental Company Contribution is made. Crediting of Common Stock Units shall occur at the same time as determined under the recordkeeping procedures established for the Qualified Savings Plan.

(c)	On the date of payment of each cash dividend in respect of the Common Stock, each Employee Account shall be credited with additional Common Stock Units in the same manner and at the same time as determined under the recordkeeping procedures established for the Qualified Savings Plan.

(d)	In the event of any stock dividend on the Common Stock or any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Committee (hereinafter defined) in the aggregate number of Common Stock Units credited to each Employee Account.

SECTION 3

VESTING

3.1	Vesting. An Employee shall at all times be fully vested in his Employee Account.

SECTION 4

DISTRIBUTIONS

4.1	Time of Distribution.

(a)	An Employee’s Employee Account shall be paid on the Employee’s Payment Date. The Payment Date for any Employee shall be the later of (a) the first business day of the first calendar year following the date of the Employee’s separation from service, or (b) the first business day that is six months after the date of such Employee’s separation from service. For purposes of this Section 4, the term “separation from service” means a separation from service under the general rules under Section 409A of the Code.

(b)	Any payment under Section 4.1(a) shall be made to the Employee or, if the Employee is not then living, to the Employee’s beneficiary(ies) under the Qualified Savings Plan. Any payment to such beneficiary(ies) shall be payable thirty (30) days after the date of the Employee’s death, or as soon as practicable thereafter.

4.2	Form of Benefits. Benefits payable from any Employee’s Employee Account under Section 4.1 shall be in the form of a cash lump-sum and shall equal (i) the number of Common Stock Units credited to such Employee’s Employee Account as of the date of such Employee’s separation from service, multiplied by (ii) the Fair Market Value of a Unit on the Valuation Date. The amount payable pursuant to this Section 4.2 shall accrue interest based on the rate paid by the money market investment option available under the Qualified Savings Plan and that is designated by the Committee as the money market investment option that shall apply for purposes of accruing interest under this Section 4.2. Interest shall accrue until the Employee’s Payment Date. For purposes hereof, the Valuation Date (as defined in the Qualified Savings Plan) shall be the date that is as soon as administratively practicable following the Employee’s separation from service.

4.3	Payment of Benefits. The benefits payable under this Supplemental Savings Plan II shall be paid to an Employee (or beneficiary(ies)) by the Company, provided, however, that if the Company shall have made a contribution to a trust established under Section 5 hereof of all or a portion of the amount credited to such Employee’s Account under this Supplemental Savings Plan II, the amount paid to the Employee by the Company hereunder shall be reduced by the amount distributed to such Employee from such trust, and the amount distributed to such Employee from such trust shall be limited by the amount to which such Employee is entitled pursuant to Section 4.2 hereof.

SECTION 5

TRUST FUND INVESTMENT

5.1	Establishment of Trust. Except as provided in Section 6.1 hereof, the Company shall have no obligation to fund the Employee Accounts hereunder. The Company may, however, in its sole discretion transfer assets to a trust fund to assist it in meeting its obligations under this Supplemental Savings Plan II. The trust agreement shall provide that all amounts contributed to the trust, together with earnings thereon, shall be invested and reinvested as provided therein.

5.2	Rights of Creditors. The assets held by the trust shall be subject to the claims of general creditors of the Company in the event of the Company’s insolvency. The rights of an Employee to the assets of such trust fund shall not be superior to those of an unsecured creditor of the Company.

5.3	Disbursement of Funds. All contributions to the trust fund shall be held and disbursed in accordance with the provisions of the related trust agreement. No portion of the trust fund may be returned to the Company other than in accordance with the terms of the related trust agreement.

5.4	Company Obligation. Notwithstanding any provisions of any such trust agreement to the contrary, the Company shall remain obligated to pay benefits under this Supplemental Savings Plan II. Nothing in this Supplemental Savings Plan II or any such trust agreement shall relieve the Company of its liabilities to pay benefits under this Supplemental Savings Plan II except to the extent those liabilities are met by the distribution of trust assets.

SECTION 6

CHANGE IN CONTROL

6.1	Contributions to Trust. In the event that the Board of Directors of Ingersoll-Rand Company is informed by the Board of Directors of Ingersoll-Rand plc that a “change in control” of Ingersoll-Rand plc has occurred, Ingersoll-Rand Company shall be obligated to establish a trust and to contribute to the trust an amount equal to the balance credited to each Employee’s Employee Account established hereunder, such Employee Accounts to be valued as of the last day of the calendar month immediately preceding the date the Board of Directors of Ingersoll-Rand Company was informed that a “change in control” has occurred.

6.2	Amendments. Following a “change in control” of Ingersoll-Rand plc, any amendment modifying or terminating this Supplemental Savings Plan II shall have no force or effect.

6.3	Definition of Change in Control. For purposes hereof, a “change in control” shall have the meaning designated: (i) in the Ingersoll-Rand Company Amended and Restated Grantor Trust Agreement dated August 6, 1999 between the Company and Wachovia Bank, as trustee, as amended, or (ii) in such other trust agreement that restates or supercedes the agreement referred to in clause (i), in either case for purposes of satisfying certain obligations to executive employees of Ingersoll-Rand Company. For purposes of this Section 6, the term “change in control” shall refer solely to a “change in control” of Ingersoll-Rand plc.

SECTION 7

MISCELLANEOUS

7.1	Amendment and Termination. Except as provided in Section 6.2, this Supplemental Savings Plan II may, at any time and from time to time, be amended or terminated without the consent of any Employee or beneficiary, (a) by the Board of Directors of Ingersoll-Rand plc or the Compensation Committee (as designated in Section 7.6), or (b) in the case of amendments which do not materially modify the provisions hereof, the Administrative Committee (as described in Section 7.6), provided, however, that no such amendment or termination shall reduce any benefits accrued under the terms of this Supplemental Savings Plan II as of the date of termination or amendment.

7.2	No Contract of Employment. The establishment of this Supplemental Savings Plan II or any modification thereof shall not give any Employee or other person the right to remain in the service of the Company or any of its subsidiaries, and all Employees and other persons shall remain subject to discharge to the same extent as if the Supplemental Savings Plan II had never been adopted.

7.3	Limitation of Rights. Nothing in this Supplemental Savings Plan II shall be construed to give any Employee any rights whatsoever with respect to shares of Common Stock.

7.4	Withholding. The Company shall be entitled to withhold from any payment due under this Supplemental Savings Plan II any and all taxes of any nature required by any government to be withheld from such payment.

7.5	Loans. No loans to Employees shall be permitted under this Supplemental Savings Plan II.

7.6	Compensation Committee. This Supplemental Savings Plan II shall be administered by the Compensation Committee (or any successor committee) of the Board of Directors of Ingersoll-Rand plc (the “Compensation Committee”). The Compensation Committee has delegated to the Administrative Committee appointed by the Company’s Chief Executive Officer (the “Administrative Committee”) the authority to administer this Supplemental Savings Plan II in accordance with its terms. Subject to review by the Compensation Committee, the Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Administrative Committee of the claim for benefits under this Supplemental Savings Plan II by an Employee or beneficiary shall be stated in writing by the Administrative Committee and delivered or mailed to the Employee or beneficiary. Such notice shall set forth the specific reasons for the Administrative Committee’s decision. In addition, the Administrative Committee shall afford a reasonable opportunity to any Employee or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

7.7	Entire Agreement; Successors. This Supplemental Savings Plan II, including any subsequently adopted amendments, shall constitute the entire agreement or contract between the Company and any Employee regarding this Supplemental Savings Plan II. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the Company and any Employee relating to the subject matter hereof, other than those set forth herein. This Supplemental Savings Plan II and any amendment hereof shall be binding on the Company and the Employees and their respective heirs, administrators, trustees, successors and assigns, including but not limited to, any successors of the Company by merger, consolidation or otherwise by operation of law, and on all designated beneficiaries of the Employee.

7.8	Severability. If any provision of this Supplemental Savings Plan II shall, to any extent, be invalid or unenforceable, the remainder of this Supplemental Savings Plan II shall not be affected thereby, and each provision of this Supplemental Savings Plan II shall be valid and enforceable to the fullest extent permitted by law.

7.9	Application of Plan Provisions. All relevant provisions of the Qualified Savings Plan, to the extent not inconsistent with Section 409A of the Code, shall apply to the extent applicable to the obligations of the Company under this Supplemental Savings Plan II. Benefits provided under this Supplemental Savings Plan II are independent of, and in addition to, any payments made to Employees under any other plan, program, or agreement between the Company and Employees eligible to participate in this Supplemental Savings Plan II, or any other compensation payable to any Employee by the Company or by any subsidiary or affiliate of the Company.

7.10	Governing Law. Except as preempted by federal law, the laws of the State of New Jersey shall govern this Supplemental Savings Plan II.

7.11	Participant as General Creditor. Benefits under this Supplemental Savings Plan II shall be payable by the Company out of its general funds. The Company shall have the right to establish a reserve or make any investment for the purposes of satisfying its obligation hereunder for payment of benefits at its discretion, provided, however, that no Employee eligible to participate in this Supplemental Savings Plan II shall have any interest in such investment or reserve. To the extent that any person acquires a right to receive benefits under this Supplemental Savings Plan II, such rights shall be no greater than the right of any unsecured general creditor of the Company.

7.12	Nonassignability. To the extent permitted by law, the right of any Employee or any beneficiary in any benefit hereunder shall not be subject to attachment, garnishment, or other legal process for the debts of such Employee or beneficiary; nor shall any such benefit be subject to anticipation, alienation, sale, pledge, transfer, assignment or encumbrance.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized representative as of July 1, 2009.

INGERSOLL-RAND COMPANY

By:	/s/ Barbara A. Santoro
Barbara A. Santoro Vice President & Secretary